CSB BANCORP, INC. REPORTS EARNINGS FOR FIRST QUARTER 2009
First Quarter Highlights
•	Net Income totals $896,000

•	Diluted earnings per share of $0.33

•	Return on average common equity of 8.20%

•	Return on average assets of 0.86%
Millersburg, Ohio — April 22, 2009 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced first quarter 2009 net income of $896 thousand, or $.33 per basic and diluted share, as compared to $1.0 million, or $.41 per basic and diluted share for the same period in 2008.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 8.20% and 0.86%, respectively, compared with 10.89% and 1.17% for the first quarter of 2008.
Eddie Steiner, President and CEO stated, “The first quarter results reflect a solid start to what we anticipate will be a difficult year for bank earnings. Both revenue and net income increased over the prior quarter. Additionally, the results reflect an increase over the prior year’s first quarter core revenue and income after excluding last year’s nonrecurring gain from sale of the Company’s credit card portfolio. All of this was accomplished during the first full quarter of operations after acquiring Indian Village Bancorp, Inc. That transaction increased our balance sheet by 20% and added three new banking centers in Tuscarawas and Stark counties. Customer and shareholder response in these new markets has been favorable, and the acquired group of banking centers posted a positive contribution to Company earnings during the quarter.”
Net interest income of $3.9 million increased $514 thousand or 15.2% over the same quarter in the prior year, and by $121 thousand or 3.2% over the immediate prior quarter. Total revenue amounted to $4.7 million during the quarter, compared with $4.4 million in the prior-year first quarter, an increase of 8.6%.

Non-interest expense totaled $3.1 million during the quarter, an increase of $401 thousand, or 14.7%, from first quarter 2008. The Company’s first quarter efficiency ratio (defined as operating expenses divided by revenue) was 67.7%, as compared to same quarter results in the prior year of 62.6%.
Federal income tax expense was $424 thousand for first quarter 2009, reflecting an effective tax rate of 32.1%, compared to $498 thousand for the same quarter in 2008, or 33.2%. The decrease in the effective tax rate was primarily the result of a higher proportion of tax-exempt securities in the Company’s investment portfolio.
At March 31, 2009, assets totaled $422 million, down $2 million, or 0.5%, from December 31, 2008. Gross loan balances of $319 million reflected an increase of $3 million, or 1.0%, for the quarter. Commercial loan balances, including commercial real estate, increased $5.1 million or 2.8% during the quarter ended March 31, residential mortgage and home equity balances declined $1.9 million, or 1.5% during the quarter, while consumer installment, and other loan balances decreased $85 thousand, or 0.9%.
As of March 31, 2009, nonperforming assets totaled $4.2 million, or 1.31% of period-end loans plus other real estate, compared with $2.7 million, or 0.86%, at the prior quarter-end. Net charge-offs for the quarter totaled $233 thousand, or an annualized rate of 0.30% of average total loans. Steiner remarked, “Nonperforming assets have increased sharply in the past few months, with the majority of these balances originating from the former Indian Village portfolio. We anticipate that continuing difficult economic conditions will somewhat limit the pace of resolution for some of the involved credits. Therefore, we expect that levels of nonperforming assets and net charge-offs will remain somewhat elevated through much of 2009 when compared to the relatively low levels we have experienced in recent years.”
The Company’s allowance for loan losses at March 31, 2009 was 1.07% of period end loans and the Company funded $241 thousand in loan loss provision during the quarter. The ratio of allowance for loan losses to nonperforming loans stood at 81% at quarter-end.
Deposit balances totaled $305 million at quarter-end, a decrease of $862 thousand, or 0.3% from the prior quarter-end. Within the deposit category, non interest-bearing account balances decreased $6 million, or 13.0%. Interest bearing checking, money market and savings accounts increased a total of $1 million, or 1.0%, during the quarter while time deposit balances increased $4 million, or 2.9%.
Short-term and other borrowings amounted to $71 million as of March 31, a decrease of $3 million or 3.9% from December 31 as the company repaid certain federal home loan bank advances that matured during the quarter.

Shareholders’ equity totaled $44 million on March 31, 2009 with 2.7 million common shares outstanding and a tangible equity to assets ratio of 10.1% at quarter-end. Steiner noted in conclusion, “A number of earnings headwinds are buffeting the banking industry and appear likely to remain in effect for some time as the contracting economy, rising unemployment and increased FDIC premiums exert pressure against income. CSB’s strong capital and liquidity positions afford continued stability and security, and provide the foundation needed to effectively meet the financial service needs within the communities we serve.”
The Company declared a common dividend of $.18 per share during the quarter.
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $422 million as of March 31, 2009. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with thirteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters
	2009	2008	2008	2008	2008
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Net interest income FTE (a)	$3,940	$3,812	$3,473	$3,318	$3,406
Provision for loan losses	241	71	107	48	107
Other income	796	724	674	680	955
Other expenses	3,129	3,303	2,663	2,617	2,728
FTE adjustment (a)	46	39	34	32	26
Net income	896	767	890	878	1,002
Diluted EPS	0.33	0.29	0.37	0.36	0.41

PERFORMANCE RATIOS
Return on average assets (ROA)	0.86%	0.76%	1.02%	1.03%	1.17%
Return on average common equity (ROE)	8.20%	7.40%	9.46%	9.46%	10.89%
Net interest margin FTE (a)	3.99%	3.98%	4.19%	4.09%	4.19%
Efficiency ratio	67.73%	72.56%	64.19%	65.46%	62.55%
Number of full-time equivalent employees	139	144	124	128	126

MARKET DATA
Book value/common share	$16.23	$15.89	$15.49	$15.10	$15.22
Period-end common share mkt value	14.00	15.00	15.25	15.75	16.14
Market as a % of book	86.26%	94.40%	98.45%	104.29%	106.05%
PE ratio	11.11	10.49	10.36	10.94	9.84
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18
Common stock dividend payout ratio	54.55%	62.07%	48.65%	50.00%	43.90%
Average basic common shares	2,734,799	2,629,394	2,422,014	2,432,793	2,444,597
Average diluted common shares	2,734,799	2,629,394	2,422,014	2,432,793	2,444,642
Period end common shares outstanding	2,734,799	2,734,799	2,421,983	2,422,050	2,440,850
Common shares repurchased	0	0	67	18,800	6,774
Common stock market capitalization	$38,287	$41,022	$36,935	$38,147	$39,395

ASSET QUALITY
Gross charge-offs	$290	$47	$52	$33	$22
Net charge-offs	233	-84	44	21	2
Allowance for loan losses	3,402	3,394	2,781	2,718	2,691
Nonperforming assets (NPAs)	4,182	2,722	577	615	431
Net charge-off/average loans ratio	0.30%	-0.11%	0.07%	0.03%	0.00%
Allowance for loan losses/period-end loans	1.07	1.07	1.08	1.09	1.09
NPAs/loans and other real estate	1.31	0.86	0.23	0.25	0.17
Allowance for loan losses/nonperforming loans	81.35	124.69	481.98	441.75	623.64

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.09%	9.84%	10.91%	10.54%	10.77%
Average equity to assets	10.50	10.71	10.84	10.94	10.79
Average equity to loans	13.91	13.74	14.74	14.97	14.56
Average loans to deposits	105.76	102.72	102.86	101.48	101.28

AVERAGE BALANCES
Assets	$421,694	$400,873	$345,481	$341,297	$343,023
Earning assets	400,356	381,011	330,219	326,435	326,966
Loans	318,325	293,714	254,104	249,395	254,277
Deposits	300,993	285,926	247,040	245,767	251,060
Shareholders’ equity	44,294	41,251	37,446	37,334	37,021

ENDING BALANCES
Assets	$422,390	$424,657	$343,743	$347,104	$344,808
Earning assets	402,011	402,225	328,812	329,468	327,711
Loans	319,425	316,290	256,343	249,543	246,984
Deposits	304,591	305,453	245,953	248,176	247,029
Shareholders’ equity	44,392	43,468	37,512	36,577	37,148

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	March 31,
	2009	2008
ASSETS
Cash and cash equivalents
Cash and due from banks	$7,479,007	$10,445,660
Interest-earning deposits in other banks	12,072,028	40,052
Federal funds sold	0	14,300,000

Total cash and cash equivalents	19,551,035	24,785,712
Securities
Available-for-sale, at fair-value	65,282,581	63,243,672
Restricted stock, at cost	5,231,800	3,142,900

Total securities	70,514,381	66,386,572
Loans	319,424,751	246,983,893
Less allowance for loan losses	3,401,888	2,690,830

Net loans	316,022,863	244,293,063

Goodwill and core deposit intangible	1,965,710	0
Bank owned life insurance	2,774,893	0
Premises and equipment, net	8,368,805	7,235,361
Accrued interest receivable and other assets	3,192,356	2,107,609

TOTAL ASSETS	$422,390,043	$344,808,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$42,685,916	$38,665,336
Interest-bearing	261,904,865	208,364,076

Total deposits	304,590,781	247,029,412

Short-term borrowings	20,416,999	24,604,161
Other borrowings	50,590,025	33,875,513
Accrued interest payable and other liabilities	2,400,564	2,151,610

Total liabilities	377,998,369	307,660,696

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2009 and 2,667,786 in 2008	18,628,767	16,673,667
Additional paid-in capital	9,987,999	6,455,819
Retained earnings	20,127,651	18,552,852
Treasury stock at cost - 245,803 shares in 2009 and 226,936 shares in 2008	(5,014,541)	(4,712,735)
Accumulated other comprehensive income	661,798	178,018

Total shareholders’ equity	44,391,674	37,147,621

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$422,390,043	$344,808,317

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended
	March 31,
	2009	2008
Interest and dividend income:
Loans, including fees	$4,620,756	$4,412,704
Taxable securities	887,867	804,622
Nontaxable securities	67,997	43,878
Other	2,724	22,207

Total interest and dividend income	5,579,344	5,283,411
Interest expense:
Deposits	1,162,395	1,427,758
Other	523,389	475,888

Total interest expense	1,685,784	1,903,646

Net interest income	3,893,560	3,379,765
Provision for loan losses	241,072	107,032

Net interest income after provision for loan losses	3,652,488	3,272,733

Non-interest income
Service charges on deposits accounts	293,300	287,152
Trust services	114,759	188,664
Securities gains (losses)	116,080	—
Gain on sale of loans	67,570	261,072
Other	204,446	218,598

Total non-interest income	796,155	955,486
Non-interest expenses
Salaries and employee benefits	1,708,364	1,536,903
Occupancy expense	243,345	197,881
Equipment expense	133,745	125,450
Franchise tax expense	109,790	107,430
Professional and director fees	143,762	139,556
Other expenses	789,894	621,239

Total non-interest expenses	3,128,900	2,728,459

Income before income tax	1,319,743	1,499,760

Federal income tax provision	423,800	498,000

Net income	$895,943	$1,001,760

Net income per share
Basic	$0.33	$0.41

Diluted	$0.33	$0.41
Note: Certain prior year balances have been reclassified to conform to the current year presentation.